Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Gateway Financial Holdings, Inc. and Subsidiary
Elizabeth City, North Carolina

We consent to the incorporation by reference in the registration statements (Nos. 333-98027, 333-98025, and 333-98021) on Forms S-8 of Gateway Financial Holdings, Inc. and Subsidiary of our report dated February 11, 2005, with respect to the consolidated balance sheets of Gateway Financial Holdings, Inc. and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-KSB of Gateway Financial Holdings, Inc. and Subsidiary.

Sanford, North Carolina
March 31, 2005